Exhibit 3.5

DALECO RESOURCES CORPORATION
Nominating and Governance Committee Charter (Effective April 10, 2008)

I.	Purpose

The Nominating and Governance Committee(the “Committee”) of the Board of Directors (“Board”) of Daleco Resources Corporation (the “Company”) will assist the Board in fulfilling its responsibilities to assure that the Company is governed in a manner consistent with the interest of the stockholders of the Company. Without limiting the foregoing, the Committee shall advise the Board with respect to: (a) Board organization, membership and function; (b) committee structure, membership and operations (including any committee authority to delegate to subcommittees); (c) succession planning for executive officers of the Company; (d) the Company’s Corporate Governance Policy, its operation and any modifications to such policy; and (e) other matters relating to corporate governance and the rights and interests of the Company’s stockholders.

II.	Composition

The Committee shall initially be comprised of three or more Directors as determined by the Board, each of whom shall meet the independence requirements of applicable Nasdaq Marketplace Rules, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC, in effect from time to time or any successor rules, regulations or acts thereto..

The members of the Committee shall be appointed by the Board annually and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Board will have the power at any time to change the size and membership of the Committee, to remove Committee members and to fill vacancies on the Committee, provided that any new member satisfy the requirements of this Charter and any other applicable requirements.

III.	Meetings

The Committee shall meet at least once a year, or more frequently as circumstances dictate. Meetings may be called by the Chairman of the Committee or the Chairman of the Board. All meetings of and other actions by the Committee shall be held or otherwise taken pursuant to the Company’s bylaws, including bylaw provisions governing notices of meetings, waivers thereof, the number of Committee members required to take actions at meetings or by written consent, and other related matters.

Unless otherwise authorized by an amendment to this Charter, the Nominating and Governance Committee shall not delegate any of its authority to any subcommittee.

The Committee will record and maintain minutes of its meetings. The Chairman of the Committee or a Committee member designated by the Chairman will make a report to the Board of the Committee’s meetings, actions taken at meetings or by consent, and recommendations made since the most recent Board meeting, unless the Committee has previously circulated an interim report addressing the matter or matters.

Committee meetings may be held in person or by telephone.

IV.	Responsibilities and Duties

To fulfill its responsibilities and duties the Committee shall:

A.	General Review

1. Not less than annually review and assess the adequacy of and update, as necessary, this Charter as conditions dictate and recommend any proposed changes to the Board for approval.

B.	Board of Directors

1.  Evaluate periodically the desirability of and recommend to the Board any changes in the size and composition of the Board.

2. Select and evaluate Directors in accordance with the general and specific criteria set forth below.

a.) General Criteria. Director selection should include at least enough independent Directors to satisfy the minimum number of independent Directors required to fill all Board and Board committee positions required to be filled by independent Directors, and such independent Directors should have appropriate skills, experience and other characteristics. Subject to the right of the Committee and the Board to decide otherwise when deemed appropriate, the Chief Executive Officer of the Company generally should be a director and, depending on the circumstances, certain other members of management, as well as certain individuals having relations with the Company that prevent them from being independent Directors, may be appropriate members of the Board. Each director should:

(i) Be an individual of the highest character and integrity and have an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others;

(ii) Be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

(iii) Be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member (including, but not limited to, developing and maintaining sufficient knowledge of the Company and its industry or industries; reviewing and analyzing reports and other information important to the Board and committee responsibilities; preparing for, attending and participating in Board and committee meetings; and satisfying appropriate continuing education guidelines); and

(iv) Have the capacity and desire to represent the balanced, best interests of the stockholders as a whole and not primarily a special interest group or constituency.

b.) Specific Criteria. In addition to the foregoing general criteria, the Committee shall develop, re-evaluate at least annually and modify, as appropriate, a set of specific criteria outlining the skills, experiences (whether in business or in other areas such as public service, academia or scientific communities), particular areas of expertise, specific backgrounds, and other characteristics that should be represented on the Board to enhance the effectiveness of the Board and Board committees.

(i)These specific criteria should take into account any particular needs of the Company based on its business, size ownership, growth objectives, community, customers and other characteristics and will need to be adjusted and refocused as these Company characteristics change and evolve.

(ii) The Committee should prepare at least annually a list of any specific criteria so identified that are not adequately represented on the Board, including when practical, an indication of the most significant deficiencies that the Committee should give the highest priority to remedying by identifying and assisting in recruiting new director candidates possessing the missing criteria.

(iii) The advantages and disadvantages of having the former Chief Executive Officer of the Company serve on the Board should be decided based on the facts and circumstances in each individual instance. When the Chief Executive Officer resigns from that position, he/she should submit his/her resignation at the same time from the Board and, if applicable, from any Board committee permitting non-independent members and on which he/she serves. Whether the individual continues to serve on the Board and on any Board committee should be determined by the Board based on all relevant circumstances.

3. Evaluate each new director candidate and each incumbent director before recommending that the Board nominate or re-nominate such individual for election or reelection (or that the Board elect such individual on an interim basis) as a director based on the extent to which such individual meets the general criteria above and will contribute significantly to satisfying the overall mix of specific criteria identified above and remedying any deficiencies therein.

Each annual decision to re-nominate incumbent Directors should be based on a careful consideration of each such individual’s contributions, including the value of his/her experience as a director of the Company, the availability of new director candidates who may offer unique contributions, and the Company’s changing needs.

4. Diligently seek to identify potential director candidates who will strengthen the Board and remedy any perceived deficiencies in the specific criteria identified above. This should include establishing procedures for soliciting and reviewing potential nominees from Directors and stockholders and for advising those who suggest nominees of the outcome of such review.

The Committee shall have sole authority to retain and terminate any search firm used to identify director candidates and to approve any such search firm’s fees and other terms of retention.

5. Submit to the Board the Candidates for director to be recommended by the Board for election at each annual meeting of stockholders and to be added to the Board at any other times due to Board expansions, director resignations or retirements or otherwise.

6. Monitor performance of Directors based on the general criteria and the specific criteria applicable to each such director. If any serious problems are identified, work with such director to resolve such problems or, if necessary, seek such director’s resignation or recommend to the Board such person’s removal.

7. Develop and periodically evaluate initial orientation and/or continuing education guidelines for each member of the Board and each member of each Board committee regarding his/her responsibilities as a director generally and as a member of any applicable Board committee, and monitor and evaluate annually (and at any additional time a new member joins the Board or any Board committee) each director’s cooperation in fulfilling such guidelines. Such guidelines shall take into account all relevant background and any particular complexities relating to the Company’s businesses, financial statements or other characteristics. These guidelines may impose higher requirements for Directors who are members of certain Board Committees than for those who are not and may, in appropriate circumstances, impose higher or lower requirements for a particular director based on his/her background and/or occupation.

8. Evaluate at least annually the performance, authority, operations, charter and composition of each standing or ad hoc Board committee (including any authority of a committee to delegate to a subcommittee) and the performance of each committee member and recommend changes considered appropriate in the authority, operations, charter, number or membership of each committee. If any serious problems are identified with a committee member, the Committee shall work with such person to resolve such problems or, if necessary, seek such person’s resignation or recommend to the Board such person’s removal from the applicable committee(s).

9. Submit to the Board annually (and at any additional times that any committee members are to be selected) candidates for membership on each Board committee. The Committee will coordinate closely with the full Board as to selection of an Independent Director who will qualify to serve on the on the Audit Committee as a designated “audit committee financial expert.”

C.	Evaluation of and Successor Planning for Chief Executive Officer and Other Executive Officers

1.  Assist the Board in evaluating the performance of and other factors relating to the retention of the Chief Executive officer. Assist the Board in overseeing the evaluation of the performance of other executive officers. It is recognized that, subject to oversight by the Board and this Committee and subject to the authority and responsibilities of the Compensation Committee, the Chief Executive Officer will have primary responsibility for evaluating the performance of the other executive officers.

2. Develop, and periodically review and revise as appropriate, a management succession plan and related procedures. Consider and recommend to the Board candidates for successor to the Chief Executive Officer of the Company and, with appropriate consideration of the Chief Executive Officer’s recommendations, candidates for successors to other executive officers, in each case, when vacancies shall occur in those offices.

D.	Corporate Governance

1. Develop and recommend to the Board a Corporate Governance Policy and any changes therein, setting forth then corporate governance principals applicable to the Company.

2. Monitor and make recommendation to the Board on other matters of Board policies and practices relating to corporate governance.

3. Review and make recommendations to the Board regarding proposals of stockholders that relate to corporate governance.

E.	Other Matters

The Committee also shall undertake such additional activities within the scope of its primary functions as the Committee may from time to time determine.
5.	Additional Resources

The Committee will have the right to use reasonable amounts of time of the Company’s accounting personnel and the independent auditor, other internal staff and legal counsel and also will have the right to hire independent accounting experts, lawyers and other consultants and advisors to assist and advise the Committee in connection with its responsibilities. The Committee shall keep the Company’s accounting and management personnel advised as to the general range of anticipated expenses for outside consultants. Company will provide for appropriate funding, as determined by the Board, for payment of compensation to the independent auditors, experts, lawyers, consultants or advisors employed by the Committee.